Exhibit 10.5

ARMO BIOSCIENCES

December 31, 2012

Peter Van Vlasselaer, PhD

[Address]

Re: Employment Offer; Employment Agreement

Dear Peter:

On behalf of ARMO BioSciences (the “Company”), I am very excited to offer you the position of President and Chief Executive Officer (CEO). Speaking for myself, as well as the Company’s Board of Directors (the “Board”), we are looking forward to work with you and to the skills you will bring to the Company. We believe that with your background, you will make significant contributions to the success of the Company.

If you accept this offer and the conditions of this offer are satisfied, this letter will become the Employment Agreement between you and the Company.

1.    Position. You will be employed as the President and CEO of the Company, working out of the Company’s offices located in Redwood City. As President and CEO you will report directly to the Company’s Board and you shall be responsible for the Company’s overall operations and strategic direction, as well as other tasks as may be assigned to you by the Board. The Company will recommend that you be elected to the Board, and that you continue to serve on the Board so long as you remain CEO of the Company. Additionally, in the event of the creation of any subsidiary, spin-out or sister-company of the Company, you will be elected to the board of directors and shall be the CEO and President of such subsidiary, spin-out or sister-company of the Company. While employed by the Company you will not actively engage in any other employment, occupation, consulting or business activity but will devote your best efforts and full business time to the Company.

2.    Cash Compensation.

a.    Base Salary. As President and CEO, you will earn a monthly salary in the gross amount of $34,166, which is equivalent to $410,000 on an annualized basis. Your salary will be payable pursuant to the Company’s regular payroll schedule (or in the same manner as other officers of the Company), and will be subject to tax and other required withholdings.

b.    Bonus. In addition, you will be eligible to earn an annual bonus up to 50% of the amount of base salary actually paid to you during that calendar year. The precise amount of the bonus will be determined by the Board, based on the extent to which the Company meets minimum and exceeds minimum performance-related goals proposed by management and approved by the Board for the Company’s fiscal year ending December 31. The annual bonus, if any, will be payable as soon as reasonably practicable in the following calendar year, but only if you are employed by the Company at the time of payment.

3.    Equity.

a.    Initial Stock Ownership. In connection with the commencement of your employment, you and the Company acknowledge that you own an aggregate of 2,960,059 shares of Common Stock (the “Initial Stock”), purchased pursuant to two separate stock purchase agreements, as amended (the “Stock Purchase Agreements”). The Initial Stock is subject to a Company repurchase right, which Company repurchase right is released over a period of 4 years as follows: the shares will vest on a monthly schedule of 1/48 of the total number of shares of the Initial Option upon your completion of each month of employment following the initial closing date of the Company’s Series A Preferred Stock financing. The Initial Stock also has 100% double trigger acceleration, on the terms set forth in the Stock Purchase Agreements.

b.    Other Option Awards. During your employment with the Company, you will be eligible for additional option awards, as may be determined in the sole discretion of the Board of Directors.

4.    Benefits. You will be eligible for the employee benefits and to participate in the employee benefit plans, including paid vacation time and medical and dental insurance, that the Company generally makes available to its regular full-time employees pursuant to the terms and condition of the applicable benefit policy or benefit plan as may exist from time-to-time.

5.    At-Will Employment. Your employment with the Company is and shall at all times during your employment hereunder, including during the “introductory period,” be “at-will” employment. Your employment with the Company may be terminated by you or the Company at any time, with or without cause or advance notice. The “at-will” nature of your employment shall remain unchanged while you are an employee of the Company, and may only be changed by an express written agreement that is signed by you and a member of the Board of Directors other than you.

6.    Termination of Employment.

a.    If you resign your employment with the Company or if the Company terminates your employment for Cause, at any time, you will receive your base salary, as well as any accrued but unused vacation (if applicable), earned through the effective resignation or termination date, and no additional compensation or benefits shall be due.

b.    If the Company terminates your employment for any reason, other than for Cause, as such term is defined in the Stock Purchase Agreements, and a Separation occurs:

(1)    The Company will give you written notice of termination, your base salary well as any accrued but unused vacation (if applicable) earned through the effective termination date.

(2)    You will be eligible to receive “severance” from the Company, consisting of: (i) continuation of your base salary for 12 months after the effective termination date,

payable in accordance with the Company’s regular payroll schedule; and (ii) if you timely elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the termination of your employment, the Company shall pay your monthly COBRA premiums for 12 months following the effective termination date. The salary continuation payments will begin within 30 days after the release deadline specified below, and, once they commence, will be retroactive to your Separation.

(3)    This “severance” shall be conditioned on: (i) you signing and not revoking a general release of any and all claims, known and unknown, in a form provided by the Company, and (ii) your return to the Company of all of its property and confidential information that is in your possession, custody or control. You must execute and return the release on or before the date specified by the Company in the prescribed form, which will in no event be later than 60 days after your Separation. If you fail to return the release on or before the release deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 6(b) or in Section 7(a).

c.    For all purposes under this Agreement, a “Separation” shall mean a “separation from service” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

d.    For purposes of Section 409A of the Code, each salary continuation payment under Sections 6(b) or 7(a), as applicable, is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 6(b) or 7(a), to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your Separation and (ii) the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the salary continuation payments commence.

7.    Change of Control. If, during your employment with the Company, there is a Change of Control, as such term is defined in the Stock Purchase Agreements, and if, in contemplation of the Change of Control or within 6 months after that event the newly combined company terminates your employment without Cause or you terminate your employment for Good Reason, as such term is defined in the Stock Purchase Agreements, and in either case a Separation occurs, then you will be eligible to receive a “change of control severance,” subject to the conditions of Section 6.b.(3), above.

The “change of control severance” shall consist of (i) the “severance” of Section 6(b) above, and (ii) full vesting of the unvested shares of all option awards or restricted stock previously granted by the Company to you. Please note that depending on the size of the option grants and the value of the shares at termination, your severance payments and other benefits on change of control may become subject to Internal Revenue Code Section 280G.

8.    Conditions. This offer and employment with the Company is conditioned on the following:

a.    As required by federal law, your completion of the INS Form 1-9 and production of satisfactory documentary evidence of your identity and right to work in the United States.

b.    Your signature agreement, without modification, to the Company’s standard form of employee confidentiality/proprietary/trade secret and inventions assignment agreement, a copy of which is enclosed (“Employee Confidentiality Agreement”).

9.    No Inconsistent Obligations or Agreements. By accepting this offer of employment, you represent and warrant to the Company as follows:

a.    You are not subject to any obligations or commitments, whether contractual or otherwise, that would preclude or otherwise interfere with your ability to meet your obligations under this Agreement or that would infringe upon or violate the right of any other person or entity.

b.    You shall not use or disclose, in connection with your employment by the Company, any confidential/proprietary/trade secret information or intellectual property in which you or any other person or entity.

c.    You shall not bring onto any Company premises, any property or material relating to any prior employer, or to any person or entity to whom you previously provided services in any capacity.

d.    You are not relying on any negotiations, representations or agreements (oral or written) that may previously been made to you about employment with the Company that is not expressly written in this Agreement

10.    Complete Agreement. This letter, together with the Employee Confidentiality Agreement, sets forth the entire understand and agreement between you and the Company regarding the terms and condition of your employment with Company and it cancels, supersedes and replaces any and all prior and contemporaneous representations or agreements, whether written or oral. This Agreement cannot be changed, except by another written agreement, signed by you and by the Board of the Company.

Peter, we are all delighted to be able to extend this offer and look forward to working with you. To indicate your acceptance of this offer, please sign and date this letter the space provided below, sign the enclosed Employee Confidentiality Agreement, and return both documents to me no later than close of business on December 31, 2012. A duplicate original of each document is enclosed for your records.

The start date of your employment at the Company is January 1, 2013. Please discuss with the Board in case this date is not feasible.

Sincerely,

/s/ Beth Seidenberg

Beth Seidenberg, MD

Board Member

ARMO BioSciences

Agreed and Accepted December 31, 2012

/s/ Peter Van Vlasselaer
Peter Van Vlasselaer, PhD

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms and memorializes an agreement that Armo Biosciences, Inc., a Delaware corporation (the “Company”) and I (Peter Van Vlasselaer) have had since the commencement of my employment (which term, for purposes of this agreement, shall be deemed to include any relationship of service to the Company that I may have had prior to actually becoming an employee) with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

1.    I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2.    Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights , sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”) and I will promptly disclose all Inventions to Company. Without disclosing any third party confidential information, I will also disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. Without limiting Section 1 or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3.    To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4.    I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5.    Until one year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment).

6.    I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

7.    I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.

8.    I agree that my obligations under paragraphs 2, 3, 4 and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, it subsidiaries, successors and assigns.

9.    Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. This Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by me is void. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be a adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

December 20, 2012	Employee

/s/ Peter Van Vlasselaer
Signature

Peter Van Vlasselaer
Name (Printed)

Accepted and Agreed to:

ARMO BIOSCIENCES, INC.

By	/s/ Peter Van Vlasselaer
Name:	Peter Van Vlasselaer
Title:	President

APPENDIX A

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

a.    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)    Result from any work performed by the employee for his employer.

b.    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.